EXHIBIT 99.6

Election and Budget 2022

Election

The Ontario Legislature was dissolved on May 3, 2022, and a Provincial general election is scheduled to be held on June 2, 2022, pursuant to the Election Act.

Budget 2022

The 2022 Ontario Budget was presented to the Legislative Assembly of Ontario on April 28, 2022 and a copy of the 2022 Ontario Budget: Budget Papers was filed with the SEC on May 3, 2022 as Exhibit (99.5) to the Province’s Annual Report on Form 18-K for the fiscal year ended March 31, 2021. A motion to approve the 2022 Ontario Budget was not passed by the Legislative Assembly prior to its dissolution.